Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media)/Janine McCargo (646) 536-7025/7033 jrando@theruthgroup.com jmccargo@theruthgroup.com

NeurogesX Announces Preliminary

Results of FDA-Requested Qutenza™ Study

San Mateo, Calif. (July 24, 2009) – NeurogesX, Inc. (NASDAQ: NGSX) announced today the preliminary results of a short-term clinical study (Study C123) of Qutenza™ in patients with postherpetic neuralgia (PHN) following pretreatment with an FDA-approved topical anesthetic. As part of the ongoing new drug application (NDA) review, the U.S. Food and Drug Administration (FDA) requested the study to determine whether an FDA-approved topical anesthetic would provide similar tolerability to the topical agent used as a pretreatment in the clinical development program. The NDA for Qutenza in PHN has a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009.

In Study C123, 24 patients received a single 60-minute Qutenza patch application following a 60-minute pretreatment with an FDA-approved topical anesthetic (2.5% lidocaine / 2.5% prilocaine). The mean duration of patch application was evaluated as the primary endpoint analysis. Patients were monitored for seven days following treatment.

Preliminary results of Study C123 showed the mean duration of patch application was 60.2 minutes, versus a target duration of Qutenza patch application of 60 minutes. No patients removed the Qutenza patch prematurely (i.e.< 90% of the intended full application time).

The company expects to provide results from Study C123 to the FDA prior to the PDUFA date of August 16, 2009. The impact on the agency’s timing, if any, for an ultimate decision on the NDA is not yet known.

Dr. Jeffrey Tobias, NeurogesX’ Chief Medical Officer commented, “I am grateful to our clinical investigators and the entire NeurogesX team for working together to quickly complete this study. We believe that these results will address the FDA’s questions relating to the use of an FDA-approved topical anesthetic as part of the Qutenza treatment procedure.”

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. NeurogesX submitted a new drug application (NDA) for PHN to the U.S. Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and was given a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the timing of entering Phase 2 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to the timing and outcome of regulatory decisions and label approval being sought or that may be obtained with respect to the NDA for Qutenza with the FDA, including the PDUFA date for the NDA; enrollment in, outcomes and interpretation of the results of clinical trials; the timing of the submission of clinical trial data; acceptance of clinical trial data by the FDA in support of regulatory approval; and the tolerability profile and/or benefits of its product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; positive results in clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; any regulatory approvals which are received may be limited to certain indications; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy or tolerability; and other difficulties or delays in, clinical development of, and obtaining regulatory approval for NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.